Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 15, 2013 relating to the consolidated financial statements of The WhiteWave Foods Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 14, 2013